Exhibit 10.7

[EXPRESS SCRIPTS HOLDING COMPANY]

STOCK OPTION GRANT NOTICE

Notice is hereby given of the following option grant (the “Option”) to purchase shares of common stock, $0.01 par value per share, of Express Scripts Holding Company (the “Common Stock”) pursuant to the following terms and conditions:

• Optionee:

• Grant Date:

• Exercise Price Per Share:

• Number of Option Shares:

• Term/Expiration Date of Option:

• Type of Option:	Non-qualified Stock Option

• Vesting Schedule: The Option shall vest and become exercisable in accordance with the following vesting schedule:

•    Other Provisions: The Option is granted subject to, and in accordance with, the terms of the Stock Option Agreement (the “Option Agreement”) attached hereto as Exhibit A, including Schedule 1 thereto, and the Express Scripts Holding Company 2016 Long-Term Incentive Plan, as amended from time to time (the “Plan”).

This Option is granted under, and governed by, the terms and conditions of this Grant Notice, the Plan and the Option Agreement.

EXPRESS SCRIPTS HOLDING COMPANY

By:

Attachments:

Exhibit A—Stock Option Agreement

EXHIBIT A

STOCK OPTION AGREEMENT

Express Scripts Holding Company, a Delaware corporation (the “Company”), has granted you (the “Optionee”) an option to purchase shares of common stock of the Company, $0.01 par value per share (“Common Stock”), pursuant to the terms and conditions set forth in your Stock Option Grant Notice (the “Grant Notice”) and this Stock Option Agreement (the “Option Agreement”).

The Option is granted pursuant to the Express Scripts Holding Company 2016 Long-Term Incentive Plan, as amended from time to time (the “Plan”), pursuant to which options, and other awards, may be granted to employees of the Company or an Affiliate. Except as otherwise specifically set forth herein, all capitalized terms utilized herein (including on Schedule 1 hereto) shall have the respective meanings ascribed to them in the Plan.

The details of your Option are as follows:

1. Grant of Option. Pursuant to an action of the Board and/or the Committee, the Company hereby grants to Optionee an option to purchase shares of Common Stock (the “Option”), subject to the terms and conditions described herein. The number of shares of Common Stock subject to your Option and the Exercise Price Per Share are set forth in the Grant Notice. If designated in the Grant Notice as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the $100,000 rule of Code Section 422(d), it shall nevertheless be treated as a Non-Qualified Stock Option.

2. Term, Vesting and Forfeiture.

(a) Term. This Option may be exercised only within the Term set forth in the Grant Notice, and may be exercised during such Term only in accordance with the Plan and the terms of this Option Agreement.

(b) Time Vesting. The Option shall vest in one or more installments in accordance with the Vesting Schedule set forth on the Grant Notice, with the vesting of each installment subject to the Optionee’s continued employment with the Company or an Affiliate through the applicable vesting date, subject to the terms hereof and, where applicable, the terms of an Applicable Employment Agreement (as defined below), if any.

(c) Accelerated Vesting. Any Option, or portion thereof, which has not yet vested under subparagraph (b) above shall, vest or be forfeited in accordance with the provisions of the Plan, and the terms of this Option Agreement (including Schedule 1 hereto), and, where applicable, the terms of an Applicable Employment Agreement.

(d) Forfeiture of Option. Except as provided on Schedule 1 hereto or in an Applicable Employment Agreement (if any), if Optionee’s employment with the Company or an Affiliate terminates for any reason, Optionee shall forfeit all rights with respect to any portion of the Option that has not yet vested as of the effective date of the termination without payment therefor. In such case, the remaining vested Options shall be treated as follows: if the Option is a Non-Qualified Stock Option, to the extent it has not expired, the Option shall remain exercisable for one year after the termination of Optionee’s employment and if the Option is an Incentive Stock Option, to the extent it has not expired, the Option shall remain exercisable for three months after termination of Optionee’s employment.

3. Exercise of Option.

(a) Right to Exercise. This Option is exercisable during its Term in accordance with the Vesting Schedule set forth in the Grant Notice and the applicable provisions of the Plan and this Option Agreement.

(b) Method of Exercise. This Option is exercisable pursuant to the procedures for exercise provided from time to time by the Company and/or by a third-party vendor selected by the Company. The Option exercise shall require payment of the aggregate exercise price as to all exercised shares. The method of payment of the aggregate exercise price shall be in a form approved by the Company in accordance with Section 7(a)(ii) of the Plan. This Option shall be deemed to be exercised upon receipt and approval by the Company (or the appropriate third party) of all required exercise notices, together with full payment of the exercise price and such additional documents as the Company (or the third-party vendor) may then require. The Company may cause, or authorize its third-party vendor to cause, the vested portion of this Option to automatically be exercised on the Expiration Date for such Option, to the extent it has not previously been exercised or forfeited.

4. Incorporation of the Plan by Reference; Conflicting Terms. The Option is granted under, and expressly subject to, the terms and provisions of the Plan, which terms and provisions are incorporated herein by reference. Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. In the event of any conflict between the terms of the Plan and the terms of this Option Agreement, the terms and provisions of the Plan shall govern.

5. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

6. Stockholder Rights. Optionee shall not have any stockholder rights with respect to the shares of Common Stock granted pursuant to this Option until Optionee shall have exercised the Option in accordance with Section 3 hereof.

7. Adjustments Upon Changes in Capitalization or Corporate Acquisitions. Should any change be made to the Common Stock by reason of any Fundamental Change, divestiture, distribution of assets to stockholders (other than ordinary cash dividends), reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination or exchange, rights offering, spin-off or other relevant change, appropriate adjustments shall be made to (a) the total number and/or class of securities or other property (including cash) subject to this Option, and (b) the Exercise Price Per Share set forth in the Grant Notice in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8. Committee Discretion. This Option has been granted pursuant to a determination made by the Board and/or Committee. Notwithstanding anything to the contrary herein, and subject to the limitations of the Plan, the Committee shall have plenary authority to: (a) interpret any provision of this Option Agreement or the Option; (b) make any determinations necessary or advisable for the administration of this Option Agreement or the Option; (c) make adjustments as it deems appropriate to the aggregate number and type of securities available under this Option Agreement to appropriately adjust for, and give effect to, any Fundamental Change, divestiture, distribution of assets to stockholders (other than ordinary cash dividends), reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination or exchange, rights offering, spin-off or other relevant change; and (d) otherwise modify or amend any provision hereof, or otherwise with respect to the Option, in any manner that does not materially and adversely affect any right granted to Optionee by the express terms hereof, unless required as a matter of law, subject to the limitations stated in the Plan.

9. Tax Withholding. At the time Optionee exercises his or her Option, in whole or in part, the Company shall withhold from Optionee’s compensation any required taxes, including social security and Medicare taxes, and federal, state and local income tax, with respect to the income arising from the exercise of the Option under this Option Agreement. The Company shall have the right to require the payment of any such taxes before delivering any shares of Common Stock upon the exercise of the Option, or any portion thereof. Optionee may elect to have any such withholding obligations satisfied by: (i) delivering cash; (ii) delivering part or all of the withholding payment in previously owned shares of Common Stock; and/or (iii) irrevocably directing the Company to reduce the number of shares that would otherwise be issued to Optionee upon the exercise of the Option that number of whole shares of Common Stock having a fair market value, determined by the Company, in its sole discretion, equal to the amount of tax required to be withheld or other such amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another governmental entity. If the Option is an Incentive Stock Option, Optionee must immediately notify the Company in writing in the event Common Stock received pursuant to the Option is sold on or before the later of (a) two years after the Grant Date (as set forth in the Grant Notice), or (b) one year after the exercise date of the Option.

10. Clawback Policy. If Optionee is or subsequently becomes a Senior Executive or Chief Accounting Officer of the Company who is subject to the Policy (as hereinafter defined), this Option shall be subject to the Company’s Clawback and Recoupment Policy, or any successor policy, as it may be in effect from time to time, including, without limitation, any changes required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Policy”), and Optionee specifically acknowledges that such Policy shall apply to previously granted awards and that the Committee shall have discretion regarding application of the Policy to this Option.

11. Electronic Delivery. The Company may choose to deliver certain statutory or regulatory materials relating to the Plan in electronic form, including without limitation securities law disclosure materials. Without limiting the foregoing, by accepting this Option, Optionee hereby agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Optionee in an electronic format. If at any time Optionee would prefer to receive paper copies of any document delivered in electronic form, the Company will provide such paper copies upon written request to the Investor Relations department of the Company.

11. No Right to Continued Employment. Nothing in this Option Agreement shall be deemed to create any limitation or restriction on such rights as the Company or an Affiliate otherwise would have to terminate the employment of Optionee at any time for any reason.

12. Entire Agreement. This Option Agreement, including Schedule 1 hereto, and the Plan contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations between the parties except to the extent that the vesting and/or forfeiture of this Option is specifically addressed by any employment agreement between the Company or an Affiliate, on the one hand, and Optionee, on the other hand (an “Applicable Employment Agreement”), in which instance the relevant terms of such Applicable Employment Agreement shall be incorporated herein and deemed to be a part of this Option Agreement, and, in the event of any conflict between the terms of this Option Agreement regarding the vesting or forfeiture of the Option, and the terms of an Applicable Employment Agreement (if any), the terms and provisions of the Applicable Employment Agreement shall govern. In addition, any references in any such Applicable Employment Agreement to the Prior Plans shall also be deemed to refer to the Plan as appropriate.

13. Governing Law. To the extent federal law does not otherwise control, this Option Agreement shall be governed by the laws of Delaware, without giving effect to principles of conflicts of laws.

SCHEDULE 1 TO EXHIBIT A

CERTAIN TERMINATIONS AND CHANGE IN CONTROL PROVISIONS UNDER THE

STOCK OPTION AGREEMENT

I. Certain Terminations of Employment

(A) Death. If Optionee’s employment terminates because of his or her death, then the Option, to the extent it has not expired or been terminated, shall vest and become exercisable in full, and may be exercised by the Optionee’s Successor at any time, or from time to time, within one year after the date of Optionee’s death.

(B) Disability. If Optionee’s employment terminates because of Disability, then the Option, to the extent it has not expired or been terminated, shall vest and become exercisable in full, and Optionee or Optionee’s Successor may exercise such Option at any time, or from time to time, within one year after the date of Optionee’s Disability.

(C) Retirement. If Optionee’s employment terminates because of Retirement (as defined below), any portion of the Option that has not vested as of the date of Retirement shall terminate as of such date, and the unvested portion of the Option shall be forfeited to the Company without payment therefor. In such case, the Optionee may exercise vested Options, to the extent not expired, at any time, or from time to time, within one year after the date of Retirement. For purposes of this Option Agreement, the term “Retirement” means a termination of employment after the attainment of age 60 and five (5) years of continuous service with the Company or any of its Affiliates.

(D) Termination for Cause. Upon termination of Optionee’s employment by the Company or an Affiliate for Cause, the Option, to the extent not previously exercised, shall immediately terminate.

(E) Expiration of Term. Any portion of the Option that is, or becomes, exercisable upon termination of employment which is not exercised within the applicable period set forth in the Option Agreement (including this Schedule 1) or pursuant to an Applicable Employment Agreement shall terminate as of the end of the applicable period; provided, however, that the Company may cause, or authorize its third-party vendor to cause, any remaining vested portion of the Option to automatically be exercised on the last date of the applicable period, to the extent it has not previously been exercised or forfeited. Notwithstanding the foregoing, or any other provision of the Plan, the Option Agreement, the Grant Notice, this Schedule 1, or an Applicable Employment Agreement to the contrary, in no event shall the Option be exercisable after expiration of the Term.

II. Change in Control

(A) Acceleration of Vesting Upon Change in Control After Which No Public Market for Company or Exchange Stock Exists

1. Acceleration of Vesting. Upon the occurrence of a Change in Control after which there will not be a generally recognized U.S. public market for the Company’s Common Stock, for common stock for which the Company’s Common Stock is exchanged or for the common stock of a successor or acquirer entity, the Option, to the extent it has not expired or been terminated, shall, to the extent not yet exercisable, vest and become exercisable in full.

2. Company Payment. Upon the occurrence of a Change in Control transaction after which there will be no generally recognized U.S. public market for the Company’s Common Stock on the Change in Control Date, for common stock for which the Company’s Common Stock is exchanged, or for the common stock of a successor or acquirer entity, the Option shall be automatically cancelled without further action by the Company or the Optionee, and the Company shall provide payment in connection with such cancellation at a per share price equal to the excess (if any) of the Change in Control Price (as defined below) over the exercise price of the Option. The Change in Control Price shall mean the value, expressed in dollars, as of the date of receipt of the per share consideration received by the Company’s stockholders whose stock is acquired in a transaction constituting a Change in Control. In case all or part of such consideration shall be in a form other than cash, the value of such consideration shall be as determined in good faith by a majority of the Incumbent Board, or if there shall be none, by a majority of the Board of Directors based on a written opinion by a nationally recognized investment banking firm, whose determination shall be described in a statement furnished to Participants.

(B) Option Assumption Upon Other Change in Control Transactions. Upon the occurrence of a Change in Control after which there will be a generally recognized U.S. public market for the Company’s Common Stock, for common stock for which the Company’s Common Stock is exchanged, or for the common stock of a successor or acquirer entity (such publicly traded stock, “Public Shares”), then the outstanding Options shall be assumed, exchanged or substituted for by a successor or acquirer entity such that following the Change in Control, the Option relates to such Public Shares and (except as provided below) remains subject to the same terms and conditions that were applicable to the Option immediately prior to the Change in Control. Upon the occurrence of a Change in Control, the following vesting provision shall apply.

1. Termination of Employment within Two Years of the Change in Control Date. If within two (2) years following the Change in Control Date, either (a) the employment of Optionee is terminated without Cause or (b) Optionee terminates employment due to a Constructive Termination, then, notwithstanding the provisions hereof, the outstanding Options shall vest in full on the date of such termination and shall remain exercisable for the remainder of the Term.

2. Certain Pre-Change in Control Terminations. If Optionee is either a Senior Executive or a Vice President and the employment of Optionee is terminated without Cause within 90 days prior to the Change in Control Date, then notwithstanding the provisions hereof, the outstanding Options held by such Optionee as of the date of his or her termination of employment shall vest in full on the Change in Control Date and shall remain exercisable for the remainder of the Term.

3. Defined Terms. For purposes of this Schedule 1,

(a) “Constructive Termination” means,

i. with respect to an Optionee who is a Senior Executive or a Vice President, a change in employment conditions that results in such Optionee not having or continuing to have Comparable Employment relative to Optionee’s employment immediately preceding the Change in Control Date; and

ii. with respect to an Optionee who is a Senior Executive, an adverse change in the level of position to which Optionee reports; and

iii. with respect to an Optionee who is neither a Senior Executive nor a Vice President, (1) a material reduction in the Optionee’s aggregate compensation (including salary, bonus and other benefit plans, including option plans) from that in effect immediately preceding the Change in Control Date or (2) the relocation of the Optionee’s principal place of employment to a location more than fifty (50) miles from the Optionee’s principal place of employment immediately preceding the Change in Control Date;

Notwithstanding anything herein to the contrary, a Constructive Termination shall not occur unless Optionee gives written notice to the Company (or, if applicable, the successor of the Company) within thirty (30) days of the occurrence of any of the events listed under a Constructive Termination and such event remains uncured thirty (30) days after the receipt of such notice. Such termination shall occur immediately following expiration of the cure period to the extent such event remains uncured.

(b) “Comparable Employment” shall mean employment with the Company and its Affiliates or any successor to the Company’s business following a Change in Control pursuant to which:

i. the responsibilities and duties of Optionee are substantially the same as before the Change in Control (such changes as are a necessary consequence of the fact that the securities of the Company are no longer publicly traded if the Company’s securities cease to be publicly traded as a consequence of the Change in Control shall not be considered a change in responsibilities or duties), and the other terms and conditions of employment following the Change in Control do not impose on Optionee obligations materially more burdensome than those to which Optionee was subject prior to the Change in Control;

ii. the aggregate compensation (including salary, bonus and other benefit plans, including option plans) of Optionee is substantially economically equivalent to or greater than Optionee’s aggregate compensation immediately prior to the Change in Control Date. In making such determination (A) there shall be taken into account all contingent or unvested compensation, under performance-based compensation plans or otherwise, with appropriate adjustment for rights of forfeiture, vesting rules and other contingencies to payment, and (B) any compensation payable by reason of the Change in Control shall be disregarded; and

iii. the Optionee’s principal place of employment is not relocated to a location more than fifty (50) miles from the Optionee’s principal place of employment immediately preceding the Change in Control.

(c) “Vice President” or “Senior Executive” shall mean an Optionee who either (i) held the position of Vice President or higher as of the Change in Control Date or (ii) held a position of Vice President or higher for the majority of the 12-month period prior to the Change in Control Date (or, if Optionee has been employed by the Company or its Affiliates for less than 12 months, then the majority of the entire period of employment).